http://www.gses.com

FOR IMMEDIATE RELEASE

GSE Systems Announces Second Quarter Financial Results

Q2 Results Represent the Fifth Consecutive Quarter of Strong Year over Year Growth

Baltimore, Maryland, August 14, 2007 -- GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and training solutions to the energy, process, manufacturing and government sectors, reported that revenue for the three months ended June 30, 2007 was $8.4 million, a 27% increase from the revenue reported for the three months ended June 30, 2006 of $6.6 million.

GSE reported operating income of $733,000 for the second quarter of 2007 as compared to operating income of $439,000 in the second quarter of 2006.  Net income attributed to common shareholders was $348,000 in the second quarter of 2007 or $.03 per share on a basic basis and $.02 per share on a diluted basis versus net income attributed to common shareholders of $38,000 or $0.0 per share on a both a basic and diluted basis for the second quarter of 2006.

GSE’s backlog as of June 30, 2007 was approximately $20.0 million compared to a backlog of $18.5 million at December 31, 2006.  Backlog is defined as the remaining value of signed contracts or authorization to commence work and does not include any value for contracts currently being negotiated or for contracts that have been signed since June 30, 2007. For example, the backlog reported above does not include the multi-million dollar contract from SINOPEC announced in the Company’s July 30, 2007 press release.  All contracts are subject to possible delays, cancellations, or scope changes which could increase or decrease the contract value.

John V. Moran, GSE’s Chief Executive Officer commented, “I am once again pleased to report another quarter of solid growth versus year ago levels. Equally important, significant progress is occurring in a number of our targeted industry sectors, several of which were highlighted in our first quarter financial release. We have continued to gain momentum in the fossil fuel power generation sector that began in early 2006 with the booking of over $5 million of new orders since the end of March 2007. Thus far in 2007, the Company has booked fossil fuel power related orders of $7.6 million versus $5.3 million for all of 2006. The increasing need for highly accurate simulation models is being driven by the ever increasing complexities of the global movement to new, cleaner technology plants, control room modernizations from analog to digital technologies and operator training needs.”

“I stated in the Q1 2007 earnings release that meaningful foundations were being laid and advanced with respect to expanding GSE’s presence in the worldwide petroleum and petro-chemical industries. Our recent announcement of a strategic partnership with SINOPEC Ningbo Engineering Company (SNEC) in China is validation of both our efforts and the enormous opportunity before us in this space.  Over time, this new relationship has the potential to mature into one of our most productive as SNEC, a wholly owned subsidiary of SINOPEC, provides engineering, manufacturing, construction and maintenance services to SINOPEC as well as to other oil, chemical and petrochemical companies operating in China and greater Asia.  SINOPEC, ranked by Fortune magazine as the second largest company in Asia and the 17th largest company in the world, operates 17 refineries, 10 ethylene pants and 55 petro-chemical plants.  This strategic partnership can also act as a template for other large integrated petroleum and petro-chemical companies to follow that seek the economic, safety and training benefits our technologies can provide.”

“Also in the Q1 2007 earnings release, I stated that we expected the continuing stream of work relating to our existing installed base of nuclear power simulators around the globe to be supplemented in the not too distant future with the initiation of work on new full scope nuclear simulators as customers advance the numerous new reactor projects in their pipelines. While no contracts have been formally awarded yet, the recent announcements by Westinghouse Electric Company, LLC and its consortium partners that definitive contracts were signed last month to provide four new AP-1000 nuclear power plants in China brings us one step closer to what we believe will be the first of many new contracts.”

“We remain on schedule with respect to fulfilling our obligations under our $15.1 million contract with the Emirates Simulation Academy and have recently submitted additional proposals to support the Academy’s operation.  We expect to know the status of these proposals by year-end. Work is progressing on a number of fronts with respect to our collaborative efforts with the University of Strathclyde in Scotland and the Georgia Institute of Technology as well as with other training and education center initiatives that are progressing through our pipeline.”

“Looking forward, these recent developments, in addition to many other exciting opportunities advancing in our pipeline, bode well for the growth trends we have established during the past five quarters to continue.”

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GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 321 installations, and 100 customers in more than 25 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Baltimore, Maryland. Our global locations include offices in St. Marys, Georgia; Atlanta, Georgia, Sweden, and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report, and in statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

AT THE COMPANY                                                                           INVESTOR RELATIONS CONTACT
John V. Moran                                                                              Feagans Consulting Inc.
Chief Executive Officer                                                                        Neal Feagans
Phone: 410-277-3741                                                                             Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Contract revenue	$ 8,398	$ 6,556	$ 16,243	$ 12,140
Cost of revenue	5,544	4,700	11,195	8,833

Gross profit	2,854	1,856	5,048	3,307

Operating expenses	2,121	1,417	3,863	2,656

Operating income	733	439	1,185	651

Loss on extinguishment of debt	-	-	-	(1,428)
Other income (expense), net	(313)	(287)	(628)	(393)

Income (loss) before income taxes	420	152	557	(1,170)

Provision for income taxes	72	28	178	28

Net income (loss)	348	124	379	(1,198)

Preferred stock dividends	-	(86)	(49)	(115)

Net income (loss) attributed to common shareholders	$ 348	$ 38	$ 330	$ (1,313)

Basic income (loss) per common share	$ 0.03	$ -	$ 0.03	$ (0.14)
Diluted income (loss) per common share	$ 0.02	$ -	$ 0.02	$ (0.14)

Weighted average shares outstanding - Basic	13,131,312	9,387,372	12,424,389	9,245,390
Weighted average shares outstanding - Diluted	14,711,697	11,130,672	14,698,317	9,245,390

Selected balance sheet data
(unaudited)
	June 30, 2007	December 31, 2006

Cash and cash equivalents	$ 6,565	$ 1,073
Current assets	18,984	12,299
Total assets	26,431	18,448

Current liabilities	$ 7,896	$ 10,836
Long-term liabilities	517	251
Stockholders' equity	18,018	7,361